                                                                   EXHIBIT 10.13

                         AMENDED EMPLOYMENT AGREEMENT
                         ----------------------------


     This Amended Employment Agreement (this "Agreement"), entered into as of June 30, 2000, to be effective as of January 1, 2000, is entered into by and between CABLETEL MANAGEMENT, INC., a Colorado corporation with its principal offices located at 6300 S. Syracuse Way, Suite 355, Englewood, Colorado 80111 (the "Company"), and DAVID E. LACEY, a U.S. citizen and resident of the State of Colorado ("Employee").

                                   RECITALS
                                   --------

     A. The Company is a wholly owned subsidiary of CompleTel LLC ("LLC"), for which the Company provides management and consulting personnel. LLC and its subsidiaries and affiliates, collectively, are referred to herein as "CompleTel."

     B. The Company wishes to continue to employ Employee and Employee wishes to continue to be employed by the Company in key management positions of the Company and CompleTel.

     C. The Company and Employee, respectively, desire to modify the terms of Employee's Employment Agreement entered into December 16, 1998 (the "Original Agreement") and to enter into this Amended Employment Agreement under the terms and conditions contained herein.

                                   AGREEMENT
                                   ---------

     In consideration of the rights and obligations created hereunder, the parties agree as follows:

     1.  Employment and Assignment.  This Agreement is made between the Company,
         -------------------------
as employer, and the Employee, a U.S. Citizen and resident, and replaces and voids any and all prior employment agreements made between the Company and Employee. Employee's employment commenced December 16, 1998 pursuant to the Original Agreement.

     The parties agree that Employee may be seconded to CompleTel to work in its
Paris, France offices.   In consideration of his continued employment by the
Company, Employee agrees to discharge faithfully, diligently, and to the best of his ability, the responsibilities of any position assigned during his employment. Employee will be supervised, directed and evaluated by the Company's Chief Executive Officer.

     This Agreement shall commence as of the Effective Date (as set forth in Section 15) for an indefinite period subject to termination as specified in
Section 5. Notwithstanding anything herein to the contrary, Employee's assignment in France shall not exceed four years.

     2.  Title; Scope of Responsibilities.  Employee shall serve as Senior Vice
         --------------------------------
President and Chief Financial Officer of the Company and of LLC or in such position(s) as the Company's

Chief Executive Officer (the "CEO") or Board of Directors ("Board") shall in their sole discretion designate from time to time. Employee shall perform, on a full time basis, such duties and bear such responsibilities, as may be determined from time to time by the CEO, commensurate with his position and shall serve the Company and CompleTel faithfully and to the best of his ability under the direction of the CEO.

     Employee shall devote his entire working time, attention and energies to the business of the Company and CompleTel. His actions shall at all times be such that they do not discredit the Company or CompleTel, their products or services. Except for his involvement in personal investments, provided such involvement does not require any significant services on his part, Employee shall not engage in any other business activity or activities that require significant personal services by Employee or that, in the judgment of the CEO, may conflict with the proper performance of his duties hereunder.

     3.   Compensation; Bonus; Benefits.
          -----------------------------

          (a) Salary.  For all services rendered by Employee hereunder, Employee
              ------
shall receive during the term of this Agreement a base salary, payable semimonthly in arrears, at the annual rate of $175,000. The Board, or any committee thereof that shall have been established for such purpose (a "Compensation Committee") shall review Employee's salary annually at the end of each calendar year and may provide for such increases to Employee's base salary as the Board or Compensation Committee in its sole discretion may determine.

          (b) Bonuses.  At the end of each calendar year, in respect of all
              -------
services provided hereunder, Employee shall be eligible to receive an incentive bonus as authorized by the Board (or any Compensation Committee that shall have been established) pursuant to objectives set by the CEO and the Board, in an amount up to 50% of Employee's base salary for such year, subject to Employee having met the performance targets established by the CEO and the Board.

          (c) Basic Benefits.  In addition to salary payments as provided in
              --------------
Section 3(a), the Company shall provide Employee, and his immediate family, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans, 401(k) and supplemental retirement plans and other employee fringe benefit plans as are generally provided to employees of the Company and for which Employee may be eligible under the terms of such plans. Employee shall be entitled to sick leave and vacation in accordance with the Company's established policies applicable to its employees generally.

          (d) Tax Equalization.  The following provisions will apply during any
              ----------------
period of secondment hereunder.

              (i)  Hypothetical Tax Defined.  The hypothetical tax is the
                   ------------------------
     applicable income and social taxes that Employee would have paid, with respect to his compensation, bonus and benefits provided by the Company if living and working in his home country, without any foreign assignment-related income and deductions. Employee will be responsible for a hypothetical Colorado state income tax equal to what he would have paid had employee remained in Colorado at the time of assignment. Hypothetical tax withholding will be applied to base salary, bonus and any other compensation elements Employee would have received had Employee not been assigned to a foreign assignment.

               (ii)  General Procedure and Computation of Hypothetical Tax.  The
                     -----------------------------------------------------
     Company will bear the overall worldwide tax burden of Employee to the extent it exceeds Employee's hypothetical tax liability pursuant to procedures and guidelines set forth in the Company's Tax Equalization Policy ("Tax Policy") attached hereto as Exhibit A. As a result, the Company, with the advice of third party tax consultants, reserves the right to recommend that certain tax filing positions be taken and that various elections be made on Employee's home and host-country individual income tax returns in order to reduce Employee's tax burden. If Employee decides not to accept these tax filing recommendations, Employee will then bear the additional tax cost related to not taking the tax positions and/or elections recommended by the Company.

               Any home and host-country tax liabilities incurred by Employee, with respect to his compensation, bonus and benefits provided by the Company, in excess of the hypothetical tax liability will be paid by the Company. Conversely, to the extent that any tax benefits (e.g., exclusions, deductions, exemptions or credits) resulting from the international assignment reduce the Employee's worldwide tax liabilities below the hypothetical tax liability, the difference will benefit and be paid to the Company pursuant to the Tax Policy.

               The Company reserves the right, at any time, to change its Tax Equalization Policy in any way it deems necessary to accomplish tax equalization in the most efficient manner.

               (iii) Tax Position Challenges.  It is the objective of the
                     -----------------------
     Company that any employee covered by the Company's tax equalization policy pay the least amount of tax legally possible. It is recognized that the tax laws of the respective jurisdictions (federal, state, local and foreign) are not always straightforward. Accordingly, the amount of tax an employee owes to a jurisdiction may vary based upon how the relevant tax law is interpreted and applied to the employee's facts and circumstances. In such situations, it is the policy of the Company to engage professional tax advisors with the objective of paying the least amount of tax legally possible.

               It is recognized that a taxing jurisdiction may challenge tax positions that achieve the Company's policy of tax minimization. If a tax position taken with respect to Employee is challenged, the Company will pay the professional costs involved with the examination and defense of the position, and any taxes, penalties or interest resulting from the position. Payment of taxes, penalties and interest is limited to compensation paid under this Agreement by the Company. Employee is responsible for any taxes and interest on any item other than the Company compensation.

               The tax equalization of any tax deficiencies, penalties and interest applies if it is attributable to a period of time the Employee was covered by the Company's Tax Equalization Policy, even if Employee no longer is employed by the Company when the examination or tax deficiency arises.

               (iv) IRC Section 911 - Election to Exclude Certain Compensation.
                    ----------------------------------------------------------
     Employee's worldwide income tax burden will equal his hypothetical tax. On a U.S. individual income tax return, an expatriate employee with host-country-source earned income who meets special detailed requirements may elect to exclude certain amounts of his host- country earned income from inclusion in his U.S. return. The election to exclude such income impacts the ability to minimize the overall worldwide tax burden attributable to an expatriate employee. Since the Company bears the overall worldwide tax burden of Employee to the extent it is more than Employee's hypothetical tax, the Company reserves the right to elect the foreign earned income exclusion (Internal Revenue Code Section 911).

               The determination of whether such an election should be made will be the decision of the Company and the Company's appointed tax consultant, such that the Company's overall expatriate employment tax cost is minimized by such election. The benefits of this election appropriately accrue to the Company, since the expatriate employee will never bear more or less tax than the hypothetical tax.

               This Section 3(d) is intended to survive any termination pursuant to Sections 5(a), (b), (d), (e), (f) or (g).

          (e)  Relocation Expenses.  Upon his secondment, the Company will pay
               -------------------
the reasonable costs (which will include the reasonable costs of insurance) of relocating Employee and his immediate family from their home in the U.S. to France, including airfare for Employee and his immediate family, the cost of shipping Employee's household effects to France including insurance coverage, the cost of U.S. transportation and storage for items that cannot be moved, the cost of air shipping up to 500 pounds of personal effects needed before other goods arrive by ship, living expenses for Employee and his family for a period of up to 30 days after their relocation to France or until Employee has located housing in France, whichever is less; and if Employee begins work in France before his family moves there, one week of paid leave and round-trip airfare for Employee to return to the U.S. to assist his family with the move.

          For purposes of this Agreement, all airfares paid by the Company for travel by Employee and his immediate family will be in business class.

          (f)  Cost of Living Adjustments.  During any period of secondment, the
               --------------------------
Company will pay Employee a cost of living adjustment, reflecting the difference in the cost of goods and services in France as opposed to the U.S. as determined by Runzheimer International or such other source as the parties shall agree upon, during each month that Employee resides in France during the term of this Agreement. The Company will conduct a review of factors which could have an impact on Employee's cost of living in France at the end of each six-month period during the term of this Agreement, to determine what adjustment of the monthly cost of living payment, if any, is necessary or appropriate to reflect material changes in the cost of living in France. For purposes of this paragraph, cost of living shall be deemed to refer to factors affecting the costs of goods and services in France.

          (g)  U.S. Visits and Emergency Leave.   During any period of
               -------------------------------
secondment, for U.S. visits, the Company shall pay airfare up to a maximum amount per year equal to the cost of one business class round trip per year between France and the U.S. for Employee and his immediate family. In addition, the Company shall provide reasonable paid emergency leave to Employee in the case of serious injury or death to Employee or any member of his immediate family or the parents or brothers and sisters of Employee and his wife and, in connection with any such emergency leave, shall pay airfare up to a maximum amount per year equal to the cost of one business class round-trip airfare between France and the U.S. for Employee and his immediate family.

          (h) Business Expenses.  Subject to the Company's policies and
              -----------------
procedures for the reimbursement of business expenses incurred by its executive and management employees, the Company shall reimburse Employee for the reasonable amount of hotel, travel, entertainment and other expenses reasonably incurred by Employee in the discharge of his duties hereunder, including but not limited to costs incurred by Employee for living expenses while in, and travel to and from, any location in which the Company is then doing business on behalf of the Company or CompleTel.

     4.   Other Payments.  Additionally, in consideration of Employee's
          --------------
agreement to accept the foreign assignment, the Company during any period of secondment will do the following:

          (a) Tax Return Preparation.  For such period of time as Employee's tax
              ----------------------
return shall be affected by the provisions hereof, the Company will pay the cost to prepare all U.S. (including any applicable state) and foreign tax returns which must be filed as a result of Employee's acceptance of the foreign assignment, by an accounting firm selected by the Company, and provided that Employee agrees to comply with the Company's Tax Equalization Policy including requirements that the Employee make certain tax elections designed to minimize the Company's tax equalization costs. This Section 4(a) is intended to survive any termination pursuant to Sections 5(a), (b), (d), (e), (f) or (g).

          (b) Housing.  The Company will provide suitable housing (including
              -------
utilities) in France for Employee and his immediate family, recognizing Employee's position with the Company and the size of Employee's family. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.

          (c) Transportation.  The Company will provide suitable transportation
              --------------
in France for Employee and his immediate family, recognizing Employee's position with the Company and the size of Employee's family, equivalent to the full-time use of two automobiles. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.

          (d) Foreign Language Training.  The Company will provide training in
              -------------------------
foreign languages for Employee and Employee's immediate family at a language school selected by the Company.

          (e) Private Schooling.  If Employee determines that the State
              -----------------
education available to his children in France is not comparable to the public education which they would have received in the United States, the Company will pay all reasonable tuition fees and related costs (to the extent that such related costs would not have been incurred in comparable circumstances in the United States) incurred by Employee in sending his dependent children to an appropriate private or other fee paying school in France. This benefit will be available for children in grades kindergarten (the year prior to the first grade) through grade 12. The Company will provide this benefit in the manner which is most tax-advantageous to the Company.

          (f) Planning Advice.  The Company will arrange for provision of legal,
              ---------------
estate planning and financial planning advice for Employee relating to Employee's relocation and employment abroad, up to an aggregate ceiling (payable directly by the Company) of U.S.$2,000 per year.

          (g) Other Relocation Expenses.  The Company will pay other expenses
              -------------------------
reasonably incurred by Employee in relocating to the foreign assignment, up to an amount equal to one month of Employee's base salary, to the extent such expenses are not covered by other provisions of this Agreement, documented by receipts to the extent practical, incurred after July 1, 1999 and which are non-recurring expenses necessary for and only incurred because of Employee's relocation (e.g appliance replacement expense due to voltage differences).

          (h) Tax Gross-up.  The Company will pay an incremental amount to
              ------------
Employee to increase the amount of any incentive bonus received pursuant to
Section 3(b) hereof to the extent required to ensure that the total worldwide tax paid by Employee on such bonus does not exceed the U.S. federal, FICA and state tax Employee would have paid on such bonus if the full bonus were subject only to U.S. tax.

          (i) U.S. Residence; Automobile.  Employee has chosen to retain his
              --------------------------
principal residence, and to leave his personal automobiles, in the U.S. and understands that Employee, and not the Company, shall be responsible for all expenses of maintaining such residence and maintaining and storing such automobiles.

          (j) Repatriation.  Upon termination of this Agreement pursuant to
              ------------
Sections 5(a), (b), (d), (e), (f) or (g), or the earlier termination of Employee's foreign assignment, the Company shall pay the reasonable costs of repatriating Employee and his immediate family to their home in the U.S., including business class airfare for Employee and his immediate family, the cost of shipping Employee's household effects back to the U.S., the cost of air shipping up to 500 pounds of personal effects needed before other goods arrive by ship, the cost of transport and unpacking of stored property, and such other amounts as set forth on Schedule A hereto. Notwithstanding the foregoing, in the event Employee terminates this Agreement pursuant to Section 5(f) for the purposes of providing services to another employer on an international assignment, the Company shall have no obligation to provide the repatriation benefits of this Section 4(j).

     5.   Termination.  Employee's employment hereunder shall terminate on the
          -----------
following terms and conditions:

          (a) Death.  If Employee dies during the term of this Agreement, this
              -----
Agreement shall terminate as of the date of Employee's death. The Company shall, within 180 days after the date of Employee's death, make a cash lump-sum payment (less applicable withholding taxes) to his estate in an amount equal to the salary (at the level payable in the year of Employee's death) that would have been payable either for the period of time that would have been payable for three months next following the date of death.

          (b) Disability.  If during the term of this Agreement Employee becomes
              ----------
disabled, this Agreement shall terminate. For purposes of this Section 5(b), Employee shall be "disabled" if he is unable effectively to perform his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. If this Agreement is terminated under this Section 5(b), Employee shall continue to receive his base salary (at the level payable in the year of termination) for the three months next following the date of termination.

          (c) Cause.  The Company shall have the right to terminate this
              -----
agreement effective immediately, without prior notice, procedure or formality of any kind, with the Company's only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination and without liability for severance compensation of any kind, if the Employee performs any act where in respect of such act Employee is ultimately convicted or enters a plea of guilty or nolo contendere to a felony (or crime of similar gravity under the laws of another jurisdiction); engages in willful misconduct, gross negligence, perpetration of or participation in a fraud, in each case where such acts are materially injurious to the Company or any of its Subsidiaries or any affiliate thereof; breaches in any material respect the terms of this agreement or any policy, procedure or guideline of the Company or the provisions of Section 5 (Confidentiality), Section 6 (Noncompetition) or
Section 7 (Nonsolicitation) of the Executive Securities Agreement dated as of December 2, 1998 by and between Employee and Parent.

          (d) Nonperformance.  The Company may terminate Employee's employment
              --------------
in the event of Nonperformance.  The term "Nonperformance" shall mean the
                                           --------------
occurrence of any of the following:

              (i) the repeated failure or refusal in any material respect of Employee to perform his duties hereunder or to follow, in a manner reasonably acceptable to the CEO or the Board, or policies or directives established by the Board;

              (ii) the failure of the Company and its subsidiaries to achieve financial, operating or other performance objectives formally established by the Board in an approved business plan or operating budget (which may be embodied in any board resolution or in any document approved by the Board such as a business plan or budget) together with a determination by the Board that Employee's performance or failure to perform has been a material factor in the failure of the Company and its subsidiaries to achieve such performance objectives; or

              (iii) the failure of Employee to achieve specific, formally adopted performance objectives established by the CEO and the Board after consultation with employee and good faith consideration by the Board of Employee's expressed view of the objectives.

          Prior to any termination of Employee's employment for Nonperformance, the Board shall meet in formal session (but without the attendance of Employee) upon proper notice to consider the matter of Employee's performance after which the Board may deliver to Employee written notice (a "Nonperformance Notice") stating that the
                                       ---------------------
Board believes Nonperformance has occurred. Employee shall have at least 15 calendar days to prepare for a meeting with the Board, at which time Employee may present any information on market and competitive conditions and any other factors bearing upon his performance. In assessing Employee's performance, the Board shall give due consideration to such conditions and such other factors and shall work with Employee in good faith to establish criteria which, if satisfied by Employee within 35 days or such longer time as may reasonably be necessary in view of the criteria (the "Cure Period") after such meeting, will prevent the
                           -----------
Company from terminating Employee for Nonperformance (until such time as another Nonperformance Notice shall be given and the procedures set forth in this
Section 5(d) shall be followed). It is understood, however, that if Employee and the Board fail to agree on such criteria, such criteria, and the length of the Cure Period if longer than 35 days, shall be those established in good faith by the Board.

          If Employee has failed to resolve the Nonperformance to the satisfaction of the Board by the end of the Cure Period, Employee's employment will be subject to termination at anytime thereafter immediately upon adoption of a resolution to that effect by a majority of the entire Board and upon delivery by the Company or the Board to Employee of written Notice of Termination stating that termination is pursuant to this Section 5(d), which notice shall set forth the date of termination and specifically identify the basis for the Board's belief that Nonperformance has occurred and not been cured.

          If Employee is discharged pursuant to this Section 5(d), this Agreement shall immediately terminate at the date set forth in the Notice of Termination and Employee shall be entitled to receive (i) within thirty days after the date of termination, a cash lump-sum severance payment equal to the amount of his base salary (at the level payable in the year of termination) that would have been payable for the three months next following the date of termination of employment, whichever period of time is longer, and (ii) a continuation of his benefits as specified in Section 3(c) for such period.

          (e) Without Cause.  The Company may terminate this Agreement at any
              -------------
time without cause. If Employee is discharged without cause, Employee shall be entitled to receive (i) within thirty days after the date of termination, a cash lump-sum severance payment equal to the amount of his base salary and bonus (at the level payable in the year of termination) that would have been payable for the three months next following the date of termination of employment and (ii) a continuation of his benefits as specified in Section 3(c) for such period.

          (f) By Employee.  Employee may terminate this Agreement at any time
              -----------
upon 30 days notice to the Company, whereupon the Company shall have no further obligations hereunder.

          (g) Change of Control.  If Employee's employment is terminated by the
              -----------------
Company or if Employee resigns after his salary, benefits or any other required payments (including without limitation any payments pursuant to this Section 5) are reduced below the minimum levels required by this Agreement or after being assigned to a position of lesser title, authority or responsibility, in any such case within a six-month period after the occurrence of a Change of Control, this Agreement shall immediately terminate as of the later of (i) the date next following the date the Change of Control was effective or (ii) the date Employee resigned or his employment is terminated. Any such termination shall be treated in the same manner as a termination without cause pursuant to Section 5(e). Employee agrees that payment of the amounts due in that event shall constitute liquidated damages or severance pay or both.

          A "Change in Control" will be deemed to have occurred if a person (as defined in Section 18-101(12) of the Delaware Limited Liability Company Act), who does not beneficially own (as defined below) any equity interest in LLC entitled to vote in the election of Representatives to LLC's Board of Managers ("Membership Interest") on May 18, 1998, becomes the beneficial owner of a Membership Interest with 51% of the voting power of all Membership Interests. A "beneficial owner" is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares
(i) the power to vote or direct the voting of such equity interest or (ii) the power to dispose, or direct the disposition of, such equity interest.

     6.   Foreign Corrupt Practices Act.  The Employee acknowledges that he has
          -----------------------------
been provided with and has read the Company's written policy with respect to compliance with the U.S. Foreign Corrupt Practices Act ("FCPA"). Employee certifies that he understands the provisions of the FCPA and the Company's policy, and that he will comply in all respects and will not make, or offer to make, or direct others to offer or make payments or give anything of value, directly or indirectly, to an official of a foreign government or political party for the purpose of influencing a decision to secure or maintain business for any person. Furthermore, Employee confirms that should he learn of or have reason to know of any such payment, offer, or agreement to make a payment to a government official, political party, or political party official or candidate for the purpose of maintaining or securing business for the Company or any of its affiliates including LLC and all direct and indirect subsidiaries of LLC, he will immediately advise the Company of his knowledge or suspicion.

     7.   Waiver of Breach.  A waiver by either party of a breach of any
          ----------------
provision of this Agreement by the other party shall not be construed as a waiver of any breach of another provision or subsequent breach of the same provision.

     8.   Severability.  The invalidity or unenforceability in any application
          ------------
of any provision in this Agreement will not affect the validity or enforceability of any other provision or of such provision in any other application.

     9.   Notices.  All communications, requests, consents and other notices
          -------
provided for in this Agreement shall be in writing and shall be deemed given if and when delivered personally by hand, sent by telecopy at the appropriate number indicated below with electronic confirmation of receipt, or mailed by first class mail, postage prepaid, addressed as follows:

          (a)  If to the Company:

                    CableTel Management, Inc.
                    6300 S. Syracuse Way, Suite 355
                    Englewood, CO  80111
                    Facsimile No.:  303-741-4823
                    Attn.:  Chief Executive Officer
                    with a copy to:

                    Madison Dearborn Partners
                    Three First National Plaza
                    Chicago, IL 60602
                    Facsimile No.: 312-895-1206
                    Attn:  Paul Finnegan

                    and to:

                    Lawrence F. DeGeorge
                    LPL Investment Group
                    140 Intracoastal Pointe Drive, Suite 410
                    Jupiter, FL  33477
                    Facsimile No.: 561-745-2299

          (b)  If to Employee:

                    Mr. David E. Lacey
                    6300 S. Syracuse Way, Suite 355
                    Englewood, CO  80111
                    Facsimile No.:  303-741-4823

or to such other address or telecopy number as either party may designate by notice pursuant to this Section 9.

     10.  Jurisdiction; Venue; Limitation.  The District Court of the County of
          -------------------------------
Arapahoe Colorado, United States of America, shall have exclusive jurisdiction, including personal jurisdiction, and shall be the exclusive venue for any controversies or claims arising out of Employee's employment by the Company or out of this Agreement, except as otherwise agreed by the parties. Any action or proceeding to enforce the provisions of this Agreement, or to recover damages from the alleged breach of any provisions of this Agreement shall be commenced within six months of a party's first notice of a breach by the other party.

     11.  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws.

     12.  Successors and Assigns.  This Agreement shall inure to the benefit of
          ----------------------
and be binding upon the Company and its successors and assigns, including, without limitation, any person, partnership, corporation or other entity that may acquire all or substantially all of the Company's or LLC's assets and business or into or with which the Company or LLC may be merged or consolidated, and upon the Executive, his heirs, executors, administrators and legal representatives. The Executive shall not have any right to commute, anticipate, encumber, assign or dispose of his right to any payment under this Agreement prior to receipt thereof and shall not have the right to assign his obligations under this Agreement.

     13.  Entire Agreement.  This Agreement and Employee's Secondment Agreement
          ----------------
set forth the entire agreement and understanding of the parties relating to the subject matter of this Agreement and supersede all prior understandings, agreements or representations by the parties, written or oral, that relate to the subject matter of this Agreement.

     14.  Amendments.  No provision of this Agreement may be amended or waived
          ----------
except by an instrument in writing signed by the Employee and the Company.

     15.  Effective Date.  This Agreement shall be effective as of January 1,
          --------------
2000.

                 [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above, to be effective as of January 1, 2000.


                              COMPANY:

                              CABLETEL MANAGEMENT, INC.,
                              a Colorado corporation


                              By:  /s/William H.Pearson
                                 -------------------------------------
                                    William H. Pearson
                                    President & Chief Executive Officer



                              EMPLOYEE:



                               /s/ David E. Lacey
                              ----------------------------------------
                              David E. Lacey